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EXHIBIT 10.3

                               SEVERANCE AGREEMENT


          This Severance Agreement ("Agreement") is made and entered into this 15th day of June, 1998, between Raytheon Company, a corporation organized and existing under the laws of the State of Delaware with its Executive Offices in Lexington, Massachusetts ("Company" or "Raytheon"), and Daniel P. Burnham ("the Executive").

1. Employment: The Company has offered to employ the Executive, and the Executive has accepted employment with the Company, commencing July 1, 1998. The Executive is an employee at will of the Company.

2.       Severance:

(a) If prior to the completion of a full calendar year of employment with the Company, the Company terminates the employment of the Executive or demotes the Executive for any reason other than: (i) Cause or Disability as defined in Section 3 of this Agreement; or (ii) the death of the Executive, the Company will pay the Executive an amount equal to the sum of: (a) three times the Executive's starting annual base salary; and (b) three times the Executive's target annual cash bonus (the target annual incentive bonus being two hundred percent (200%) of the Executive's starting annual base salary).

(b) If the Company thereafter terminates the employment of the Executive or demotes the Executive for any reason other than: (i) Cause or Disability as defined in Section 3 of this Agreement; or (ii) the death of the Executive, the Company will pay the Executive an amount equal to the sum of: (a) three times the Executive's base salary for the immediately preceding full calendar year; and (b) three times the annual cash bonus received by the Executive for the immediately preceding full calendar year.

         The Executive must notify the Company in writing within thirty (30) days after the occurrence of any action, event or circumstance, or any failure to act by the Company, upon which the Executive bases a claim for severance under this Agreement. Failure to notify the Company in writing within such thirty (30) day period will constitute a waiver of the claim, but will not bar or hinder subsequent claims by the Executive arising out of other actions, events, circumstances or failures to act by the Company. The Executive will not receive multiple severance payments under this Agreement, and will be entitled only to one severance payment under Subsection 2(a) or (b), as the case may be.


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         The  severance   amounts   described   above,  net  of  any  applicable
withholding, will be paid to the Executive in a lump sum within thirty (30) days following the receipt by the Company of the written notice from the Executive; provided, however, that if the parties proceed to arbitration of the claim pursuant to Section 5 of this Agreement, the severance amount awarded by the arbitrators will be paid by the Company within thirty (30) days after the award.

         Upon termination of employment, the Executive will remain vested in any and all shares of restricted stock or restricted stock equivalents in which he was vested immediately prior to termination of employment.

3.       Definitions:

         "Cause" means the Executive's (i) conviction of, or plea of nolo contendere to, a felony; (ii) use of illegal drugs; or (iii) willful misconduct, willful neglect or willful negligence in the performance of his duties, which the Board of Directors reasonably believes has caused demonstrable injury to the Company, monetary or otherwise, including injury to the goodwill and reputation of the Company. The acts or events described in (i) through (iii), above, will constitute Cause only if the Executive is given written notice that the Company intends to terminate the Executive's employment for Cause, which notice will specify the particular acts, events or failures to act which perform the basis for the determination to terminate the employment of the Executive. In the case of a termination for Cause as described in clause (iii) above, the Executive will be given the opportunity within thirty (30) days of the receipt of such notice to meet with the Executive Committee of the Board of Directors to defend such acts, events or failures to act, prior to termination. The Executive's title and authority may be suspended pending such meeting.

The term "Disability" as used in this Agreement means a physical or mental incapacity of the Executive which has prevented him from performing the duties customarily assigned by the Company for a period of not more than sixty (60) days, whether or not consecutive, out of any twelve (12) consecutive months, and which thereafter can reasonably be expected, in the judgment of a physician selected by the Company, to continue.

4. Notices: Any notice, request, demand or other communication hereunder must be in writing and will be deemed to have been duly given when personally delivered to the Corporate Secretary on behalf of the Company or the Executive, as the case may be, or when delivered by certified mail, return receipt requested, at the following addresses:


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If to the Company:               Senior Vice President - Human Resources
                                 Raytheon Company
                                 141 Spring Street
                                 Lexington MA 02173

If to the Executive:             Daniel P. Burnham
                                 6 Essex Road
                                 Summit, NJ  07901

5. Arbitration: Any controversy or dispute between the Company and the Executive arising under or in connection with this Agreement shall be settled by arbitration. Arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration
Association before a panel of three arbitrators sitting in Boston, Massachusetts. The award of the arbitrators will be final and nonappealable, and judgment may be entered on the award of the arbitrators by any court of competent jurisdiction. All expenses of the arbitration will be borne by the Company, including, without limitation, legal fees and expert witnesses, regardless of the outcome of the arbitration.

6. Section Headings: Sections and other headings contained in this Agreement are for reference only and will not affect in any way the meaning or interpretation of the Agreement.

7. Governing Law: This Agreement is governed by the laws of the Commonwealth of Massachusetts.

8. Enforceability: Should any court of competent jurisdiction issue a final determination affecting any provision of this Agreement, the provision or provisions so affected will be automatically conformed to the determination, and otherwise this Agreement will continue in full force and effect.

         IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date and year first above written.

Raytheon Company                                  Executive


By:  --------------------------                ------------------------------
           Thomas D. Hyde